Exhibit (g)(11)

Registration Document Completion Service

Reference is hereby made to the Amended and Restated Master Custodian Agreement dated October 17, 2008 (the, “Agreement”) in effect between Each Registered Investment Company Listed on Appendix A (the “Client”) and Brown Brothers Harriman & Co. (“BBH”), as amended from time to time. The Client wishes to engage BBH to provide the registration document completion service offered by BBH and set out below as an additional service under the Agreement (the “Service”) as a one-time Service to assist the Client in transitioning the names of the Client’s accounts in the relevant markets from including “Deutsche Funds” in the account names to including “DWS Funds” in the account names, and BBH hereby agrees to provide the Service in accordance with the terms of the Agreement and this letter agreement.

The Client acknowledges and agrees that as part of the Service, BBH will complete the required documentation relating to name changes for the relevant accounts in the various markets identified by BBH, on behalf of the Client and then forward such documentation to the Client or an authorized person of the Client for final review and signature. By the Client or an authorized person of the Client signing and submitting the aforementioned documentation to BBH (the "Submitted Documents"), the Client shall be deemed to have confirmed to BBH that the Client has reviewed the Submitted Documents and has determined that all of the information contained therein is accurate and complete. In addition, the submission of the Submitted Documents to BBH shall be deemed a "Proper Instruction" under the terms of the Agreement to open one or more accounts in the referenced market (in accordance with the information provided in the Submitted Documents) and to provide the Submitted Documents and/or the information contained therein to BBH's subcustodian in the referenced market (and where applicable, for further submission to depositories, exchanges, regulatory and tax authorities, tax agents and/or brokers in the local market).

The Client confirms that DWS Investment Management Americas, Inc. ("DWS") has agreed to bear all costs related to the rebranding, including BBH's fees for the Registration Document Completion Service and any other fees or costs incurred by the Funds in foreign markets in connection with the name changes. Client hereby instructs BBH to send invoices for fees under the letter agreement and addendum directly to DWS.

Accepted and agreed:

To the Amended and Restated Master Custodian Agreement

dated October 17, 2008, as amended

By: /s/ Sheila Cadogan

Name: Sheila Cadogan

Date: 8/9/2018

Brown Brothers Harriman & Co

By: /s/ Eruch A. Mody

Name: Eruch A. Mody
            Senior Vice President

Date: August 27, 2018

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